JUNIPER CONTENT RAISES $2.14 MILLION IN A PRIVATE PLACEMENT

New York—March 3, 2008— Juniper Content Corporation (OTCBB: JNPC; “Juniper Content”) announced today that it has closed a financing of $2.14 million in a private placement.

The private placement consisted of 668.75 shares of Convertible Preferred Stock convertible into common stock at $3.20 per share, initially representing 668,750, and warrants to purchase common stock in Juniper Content. Commencing on January 1, 2010, the Preferred Stock will be entitled to receive cumulative dividends, compounded annually, at an annual rate of 7% payable in cash or additional shares of Preferred Stock.

The 668,750 warrants included in the private placement will have a five-year term and will be in the following amounts and exercise prices: 167,188 of the warrants with an exercise price of $5.00 per share, 167,187 with an exercise price of $2.50 per share and 334,375 with an exercise price of $0.01 per share.

As part of the financing, the holders of the Preferred Stock have the right to appoint a director to the Company’s Board of Directors.

For more detailed information regarding this transaction please see the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission.

The securities offered in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements. This press release does not constitute an offer of any securities to be issued in the private placement.

About Juniper Content Corporation

Juniper Content is a media and entertainment company focused on branded content services in high growth markets operating across multiple distribution channels. The Company owns and operates ¡Sorpresa!, the nation’s first Hispanic children’s television network and digital community. The Company plans to build on ¡Sorpresa!’s status in Hispanic Children’s programming to secure a significant position in the expanding U.S. Hispanic media marketplace and to acquire niche content providers to allow the Company to participate in the accelerating growth of digital media in the general media marketplace.

¡Sorpresa! is offered on Cablevision, Charter, Comcast, Cox, Time Warner, Verizon FiOS and participating National Cable TV Cooperative systems and in Puerto Rico on Liberty Cable Systems and OneLink. ¡Sorpresa! content is also available through third party multiplatforms, including: MobiTV, the provider of Spanish language video services to Alltel Wireless, AT&T & Sprint, Brightcove, the exclusive broadband video player to sorpresatv.com, and VOD providers Akimbo and AT&T Homezone.

Contact:

Lippert/Heilshorn & Associates

Keith Lippert/Carolyn Capaccio

(212) 838-3777

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